UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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[ ] Preliminary Information Statement	[ ] Confidential, For Use of the Commission only (as permitted by Rule 14c-5(d)(2))

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ALTERNATE ENERGY HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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ALTERNATE ENERGY HOLDINGS, INC.
911 E. Winding Creek Dr., Suite 150,
Eagle, Idaho 83616
208-939-9311

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about August 3, 2010, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of Alternate Energy Holdings, Inc., a Nevada corporation (the “Company”), as of the close of business on July 2, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consents in lieu of meetings, dated February 10, 2010 (the “February 10 Written Consent”) and February 14, 2010, (the “February 14 Written Consent”, and together with the February 10 Written Consent, the “Written Consents”) of shareholders of the Company owning at least a majority of the outstanding shares of Common Stock as of such dates (the “Majority Shareholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us” or “our” are references to Alternate Energy Holdings, Inc.

The Written Consents authorized (i) an amendment to our Articles of Incorporation to increase our total authorized Common Stock from 250,000,000 shares to 500,000,000 shares (the “Increase in Authorized Capital”), and (ii) our Board of Directors to amend our Articles of Incorporation, at its sole discretion, to effect a reverse split of the Company’s Common Stock at a ratio up to 1-for-50 without further approval from our shareholders (the “Reverse Split”). The purpose of the reverse split is to allow the company to qualify for listing on a senior stock exchange. A copy of the of the certificate of amendment filed with the Nevada Secretary of State effecting the increase in our authorized Common Stock is attached to this Information Statement as Appendix A (the “Certificate of Amendment”).

The Written Consents constitute the consent of a majority of the total number of shares of outstanding Common Stock and are sufficient under the Nevada Revised Statutes and our bylaws to approve the Increase in Authorized Capital and the Reverse Split. Accordingly, the amendment is not currently being submitted to our other shareholders for a vote. The action by the February 10 Written Consent became effective on February 16, 2010. The action authorization granted pursuant to the February 14 Written Consent will become effective 20 days after this Information Statement is mailed to the holders of record of our outstanding common stock as of the Record Date, and the Reverse Split, if effected by the Board of Directors, will become effective at such time as we file a certificate of amendment with the Nevada Secretary of State so amending our Articles of Incorporation.

This is not a notice of a meeting of shareholders and no shareholders’ meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.

By Order of the Board of Directors,

Donald Gillispie
President and Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about July 29, 2010 to our shareholders by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consents of the Majority Shareholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION AND OUR EQUITY COMPENSATION PLAN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes and our bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power. The approval of the Written Consent requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each shareholder is entitled to one vote per share of Common Stock on any matter that may properly come before the shareholders.

On the respective dates of the Written Consents, we had 165.395.548 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On February 10, 2010, our Board of Directors unanimously adopted resolutions approving the Certificate of Amendment and recommended that our shareholders approve the Certificate of Amendment as set forth in Appendix A. In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner. Our Board of Directors has determined that the increase in the authorized shares of Common Stock of the Company is in the best interest of our shareholders.

CONSENTING SHAREHOLDERS

On February 10, 2010, the shareholders holding a majority of our outstanding voting securities consented in writing to the filing of the Certificate of Amendment, which became effective upon filing with the Nevada Secretary of State on February 16, 2010. On February 14, 2010, the shareholders holding a majority of our outstanding voting securities consented in writing to authorizing the Board of Directors, in its sole discretion, to effect a reverse split of our outstanding Common Stock at a ratio of up to 1-for-50. The action authorization granted pursuant to the February 14 Written Consent will become effective 20 days after this Information Statement is mailed to the holders of record of our outstanding common stock as of the Record Date, and the Reverse Split, if effected by the Board of Directors, will become effective at such time as we file a certificate of amendment with the Nevada Secretary of State so amending our Articles of Incorporation

Background

Following our receipt of the February 10 Written Consent, on February 16, 2010, we filed the Certificate of Amendment with the Nevada Secretary of State effecting the increase in our authorized shares of Common Stock. At the time, we failed to file an Information on Schedule 14C providing notice to our shareholders of the pending corporate action. This Information Statement is being filed, in part, to cure this deficiency. As also stated below, at the time of the filing of the Certificate of Amendment, we did not have any commitments or specific plan to issue additional shares.

DISSENTERS’ RIGHTS

Under the Nevada Revised Statutes, holders of our Common Stock are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation and the adoption of the Certificate of Amendment.

DESCRIPTION OF CAPITAL STOCK

Our Articles of Incorporation, prior to the filing of the Certificate of Amendment on February 16, 2010, authorized us to issue 250,000,000 shares of Common Stock, $0.001 par value. As of the filing of the Certificate of Amendment on February 16, 2010, we are authorized to issue 500,000,000 shares of Common Stock. On the Record Date, we had 263,466,474 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. We are not currently authorized to issue any class of preferred stock.

The following description of our capital stock may not be complete and is subject to Nevada law and the actual terms and provisions contained in our Articles of Incorporation and bylaws, each as amended from time to time.

Common Stock

All outstanding Common Stock is fully paid and non-assessable. Subject to the rights of the holders of our outstanding preferred stock, if any, holders of Common Stock:

  are entitled to any dividends or other distributions when and if declared by our board of directors out of funds legally available for such purpose;

  will share ratably in our net assets in the event of a liquidation, dissolution or winding-up of our Company; and

  are entitled to one vote per share of record on all matters to be voted upon by shareholders and to vote together as a single class for the election of directors and in respect of other corporate matters.

The Common Stock has no conversion or redemption rights or features. Holders of Common Stock have no preemptive rights to purchase or to subscribe for any stock or other securities of ours, nor call rights related to those shares.

AMENDMENT OF OUR ARTICLES OF INCORPORATION

Increase of Authorized Capital Stock of the Company

Prior to the filing of the Certificate of Amendment on February 16, 2010, we were authorized to issue 250,000,000 shares of Common Stock. As of the filing of the Certificate of Amendment on February 16, 2010, we are currently authorized to issue 500,000,000 shares of Common Stock. The terms of the newly authorized shares of Common Stock are identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock does not alter the current number of issued shares. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of our Company, the issuance of any newly authorized shares of Common Stock, will reduce our current shareholders’ percentage ownership interest in the total outstanding shares of our Common Stock. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, our shareholders may experience a reduction in shareholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock remain unchanged under the Certificate of Amendment. At the time of the filing of the Certificate of Amendment, we did not have any commitments or specific plan to issue additional shares.

Purpose for Increase and Effects of Increase in Authorized Capital Stock

The Certificate of Amendment increased the number of authorized shares of common stock to 500,000,000 in order to provide the Company with greater flexibility with respect to its capital structure for such purposes as additional equity financings and stock based acquisitions which may occur in the future. Subsequent to the increase, the Board of Directors can issue stock without the approval of the stockholders.

Having a substantial number of authorized but unissued shares of common stock that are not reserved for specific purposes will allow the Company the ability to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of stockholders or obtaining the written consent of stockholders for the purpose of approving an increase in the Company’s capitalization. The issuance of additional shares of common stock may, depending upon the circumstances under which these shares are issued, reduce stockholders’ equity per share and may reduce the percentage ownership of common stock by existing stockholders.

It is not the present intention of the board of directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of common stock have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when additional shares are issued.

Notwithstanding the above disclosed risks and the dilution to our existing shareholders, we believe that the increase in our authorized capital was and is vital to our ability to effectively execute on our business plan and related strategies.

AUTHORIZATION OF OUR BOARD OF DIRECTORS TO AMEND OUR ARTICLES OF
INCORPORATION, AT ITS SOLE DISCRETION, TO EFFECT A REVERSE SPLIT OF OUR COMMON
STOCK AT A RATIO OF UP TO 1-FOR-50

Upon execution of the February 14 Written Consent, our Board of Directors has the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect, at any time it believes to be most advantageous to the Company and its shareholders, a reverse stock split of up to 1-for-50. In determining the precise ratio of a stock split, our board of directors will consider the price per share of our common stock as traded on the OTCQB marketplace as well as the then current number of outstanding shares of our common stock. At present, we anticipate that if our Board of Directors determines to proceed with a reverse stock split that the ratio will be between 1-for-10 and 1-for-20, however this could change based on the factors discussed above at the time of such determination. A reverse stock split would be effected by the filing of a certificate of amendment to our Articles of Incorporation with the Nevada Secretary of State. The Board of Directors will have the ability to decline to file such a certificate of amendment without further stockholder action if it subsequently determines that a reverse stock split is no longer in the best interest of the Company.

Our Board of Directors believes that it may be necessary and prudent for the Company to amend our Articles of Incorporation to effect the reverse stock split in the near future because it would reduce the number of outstanding shares of our Common Stock to a level more consistent with other public companies with a similar anticipated market capitalization. Additionally, a reverse stock split should have the effect of raising the minimum bid price of our common stock on the Over-the-Counter Bulletin Board, which was $0.49 per share as of July 16, 2010. We are interested in becoming listed on the NYSE Amex, which have minimum bid price requirements for new applicants of $3.00 and $4.00 per share, respectively.

We cannot assure you, however, that the price of our common stock after the reverse stock split will reflect a reverse split ratio, that the price per share following the Effective Time (as defined below) of the reverse stock split will be maintained for any period of time, or that the price would remain above the pre-split trading price.

Effect of Reverse Stock Split

We estimate that, following the reverse stock split, we would have approximately the same number of shareholders and, except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split would not itself affect any shareholder’s proportionate equity interest in the Company. By way of example, a shareholder who owns a number of shares that, prior to the reverse stock split, represented 1% of our outstanding shares of common stock would continue to own 1% of our outstanding shares of common stock after the reverse stock split.

Depending on the reverse stock split ratio, if any, selected by the Board, the Company’s authorized capital stock will be affected as follows:

						Common Stock
						Authorized but
	Outstanding	Outstanding	Authorized	Authorized	Authorized	Unissued and
	Common	Preferred	Common	Preferred	Capital	Available for
	Stock	Stock	Stock	Stock	Stock	Future Issuance

Current as of June 29, 2010	263,466,474	—	500,000,000	—	500,000,000	236,533,526
One-for-10	26,346,647	—	500,000,000	—	500,000,000	473,653,353
One-for-15	17,564,432	—	500,000,000	—	500,000,000	482,435,568
One-for-20	13,173,324	—	500,000,000	—	500,000,000	486,826,676
One-for-30	8,782,216	—	500,000,000	—	500,000,000	491,217,784
One-for-50	5,269,329	—	500,000,000	—	500,000,000	494,730,671

There will not be any dilution in the percentage ownership of our current shareholders as a result of the reverse stock split. Our current shareholders will, however, be diluted to the extent that their percentage ownership relative to the number of authorized but unissued shares of our common will decrease significantly. While we do not currently have any current plans, proposals or arrangement, written or otherwise, to issue additional shares of our common stock, the possibility that our shareholders will be diluted in the future nonetheless exists.

The reverse stock split may increase the number of our shareholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

As discussed below under “Accounting Consequences,” upon the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be divided by the denominator of the split ratio, and the additional paid-in capital will be credited with the amount by which the stated capital is reduced.

Treatment of Fractional Shares

No certificate or scrip representing fractional shares of our common stock will be issued following the reverse stock split, and any such fractional shares interests will not entitle the owner thereof to any rights as a stockholder of the Company. Each holder of certificates who would otherwise have been entitled to a fraction of a share will receive a full share of our common stock.

Effect of the Reverse Stock Split on Options and Warrants

We do not currently have any outstanding stock options or warrants to purchase of our common stock.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares of common stock as a result of the reverse stock split will occur automatically upon the filing of a certificate of amendment without any action on the part of our shareholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

As soon as practicable after the filing of a certificate of amendment, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such shareholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each shareholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split, together with any cash payment in lieu of fractional shares from proceeds of the sale of fractional shares by our transfer agent. No new certificates will be issued to a shareholder or cash payments made until the shareholder has surrendered its outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Shareholders should not send in their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

A reverse stock split will not affect the par value of a share of our common stock. As a result of the reduction in our authorized stock, however, at the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced by dividing the amount of the stated capital prior to the reverse stock split by the stock split denominator (including a retroactive adjustment of prior periods), and the additional paid-in capital will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss (both basic and diluted) and dividends per common share will be higher because there will be fewer shares of common stock outstanding.

Material Tax Consequences

The following summary of certain material federal income tax consequences of a reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”), all of which are subject to change, possibly with retroactive effect, and assumes that the shares of common stock will be held as a “capital asset” (generally, property held for investment) as defined in the Code.

Holders of common stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed reverse split in light of their personal circumstances and the consequences under state, local and foreign tax laws. A reverse split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code. No gain or loss will be recognized by the Company in connection with a reverse split. No gain or loss will be recognized by a stockholder who exchanges all of his shares of pre-reverse common stock solely for shares of post-reverse common stock. The aggregate basis of the shares of the common stock to be received in a reverse split will be the same as the aggregate basis of the shares of common stock surrendered in exchange therefore. The holding period of the shares of common stock to be received in a reverse split will include the holding period of the shares of common stock surrendered in exchange therefore.

Our views regarding the tax consequences of a reverse split are not binding upon the IRS or the courts, and there is no assurance that the IRS or the courts would accept the positions expressed above. The state and local tax consequences of a reverse split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of July 7, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

			Amount & Nature of
Name & Address of Beneficial			Beneficial	Percent of
Owner(1)	Office, if Any	Title of Class	Ownership(2)	Class
Donald Gillispie	President, CEO, COO and Director	Common Stock	42,600,000	15.18%
Gregory E. Kane	Vice President and Director	Common Stock	2,500,000	0.89%
John Franz	Vice President and Director	Common Stock	3,080,000	1.10%
Rick J. Bucci	Vice President and Chief Financial Officer(3)	Common Stock	14,004,726	4.99%
Jennifer Ransom	Senior Vice President and Secretary	Common Stock	18,500,000	6.59%
Leon Eliason	Director	Common Stock	2,500,000	0.89%
Kenneth A. Strahm, Sr.	Director	Common Stock	2,500,000	0.89%
Ralph Beedle,	Director	Common Stock	2,500,000	0.89%
Mike Sellman	Director	Common Stock	1,500,000	0.53%
All directors and executive officers as a group (9 persons)		Common Stock	89,684,726	31.95%

(1)	Except as noted above the business address for all listed individuals or entities is 911 E. Winding Creek Dr., Suite 150, Eagle, ID 83616.

(2)

A total of 280,553,794 shares of Common Stock as of July 7, 2010 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

FINANCIAL AND OTHER INFORMATION

For more detailed information about us, including financial statements, and other information about the business and operations of our Company, you may refer to our Annual Report on Form 10-K filed on March 31, 2010, which is hereby incorporated by reference. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov. Copies may also be obtained by written or oral request made to the address and telephone number specified above.

Appendix A

Certificate of Amendment

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20100096687-39
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/16/2010 10:58 AM
	Entity Number C20922-2001

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Alternate Energy Holdings Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Fourth. That the total number of stock authorized that may be issued by the Corporation is five hundred million (500,000,000) shares of Common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51 %

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 7-1-08